UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2026

Bowhead Specialty Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42111	87-1433334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
452 Fifth Avenue New York, New York 10018
(Address of principal executive offices)
(212) 970-0269
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BOW	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 under the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the conclusion of the special meeting of stockholders described in Item 5.07 below, Brad Mulcahey, Chief Financial Officer and Treasurer of Bowhead Specialty Holdings Inc. (the “Company”), informed the Company of his intention to depart from the Company in April 2027. Mr. Mulcahey’s decision to depart is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Mulcahey is expected to continue to serve as Chief Financial Officer and Treasurer through his departure date.
Item 5.07     Submission of Matters to a Vote of Security Holders.

At the special meeting of stockholders of the Company held on November 13, 2026, holders of shares of common stock of the Company (“common shares,” and such holders, “stockholders”), par value $0.01 per common share, voted on the resolutions described in the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission on October 14, 2026 (the “definitive proxy statement”), as supplemented by additional definitive materials filed on November 3, 2026.

As of the close of business on October 12, 2026 (the “Record Date”), 32,945,158 common shares were issued and outstanding. 28,146,852 of the common shares issued and outstanding were virtually present or represented by proxy at the special meeting, representing approximately 85.43% of those common shares entitled to vote, which constituted a quorum.

Each of the proposals upon which the stockholders voted at the special meeting, and the final, certified results reported by the Company’s independent inspector of elections, American Election Services, LLC., are set forth below:

1. The proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 2, 2026 (as amended, supplemented or otherwise modified from time to time), by and among American Family Mutual Insurance Company, S.I. (“Parent”), Trident Superior Inc., and the Company (the “Merger Agreement”) and approve the transactions contemplated by the Merger Agreement, including the merger, and which proposal is referred to as the “Merger Proposal”.

The voting results of the holders of the issued and outstanding common shares entitled to vote on the Merger Proposal and voting at the special meeting are as follows:

Votes For	Votes Against	Abstentions
26,552,952	4,538	1,589,362

The voting results of the holders of the issued and outstanding common shares held by the stockholders other than Parent and its subsidiaries and the Recused Directors (being, from and after July 1, 2026, Fabian Fondriest, David Holman, Troy Van Beek and David Foy), are as follows:

Votes For	Votes Against	Abstentions
21,810,438	4,538	1,589,362

The Merger Proposal was approved, receiving the affirmative vote of (i) approximately 80.60% of common shares issued and outstanding held by the stockholders entitled to vote on the Merger Proposal (such vote, the “General Stockholder Approval”) and (ii) approximately 77.33% of common shares issued and outstanding held by the stockholders entitled to vote, excluding Parent and its subsidiaries and the Recused Directors (such vote, the “Subject Stockholder Approval” and together with the General Stockholder Approval, the “Required Stockholder Approval”).

2. The proposal to approve, on a non-binding advisory basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K of the U.S. Securities and Exchange Commission and which proposal is referred to as the “Compensation Advisory Proposal.”

The voting results of the holders of the issued and outstanding common shares entitled to vote on the Compensation Advisory Proposal and voting at the special meeting are as follows:

Votes For	Votes Against	Abstentions
20,188,186	6,229,407	1,729,259

The Compensation Advisory Proposal was approved, receiving the affirmative vote of approximately 76.41% of the common shares issued and outstanding held by the stockholders entitled to vote on the Compensation Advisory Proposal and voting at the special meeting.

3. The proposal to approve the adjournment or postponement of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal and which proposal is referred to as the “Adjournment Proposal.”

Because the Required Stockholder Approval was obtained for the Merger Proposal, as noted above, the Adjournment Proposal was rendered moot and not presented.

The closing of the merger remains subject to the satisfaction or waiver of the conditions to the closing of the merger that are provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to such conditions being satisfied or waived).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 13, 2026

By:	/s/ H. Matthew Crusey
Name:	H. Matthew Crusey
Title:	General Counsel and Secretary